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                                                                    EXHIBIT 23.7

                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]


March 10, 1995


Board of Directors
Salick Health Care, Inc.
8201 Beverly Boulevard
Los Angeles, CA  90048

Re: Registration Statement on Form S-4 of Salick Health Care, Inc. relating to the Special Common Stock being registered in connection with the Merger (as hereinafter referred to).

Members of the Board:

Reference is made to our opinion letter dated December 22, 1994 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Salick Health Care, Inc. (the "Company") of the Merger Consideration (as defined below) to be received for Shares pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of December 22, 1994 among the Company, Zeneca Limited ("Zeneca"), and an indirect wholly-owned subsidiary of Zeneca ("Merger Subsidiary"). The Agreement provides for the merger of Merger Subsidiary with and into the Company, with the Company surviving, and the conversion of each outstanding Share into the right to receive one half share of the special common stock of the Company (the "Stock Consideration") and $18.875 in cash (together with the Stock Consideration, the "Merger Consideration").

The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinions of Financial Advisors" and "Merger Proposal--Opinions of the Company's Financial Advisors" and to the inclusion of the foregoing opinion in the Proxy Statement included in the above mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.